Exhibit 5.1

April 13, 2026

Cartesian Growth Corporation III
505 Fifth Avenue, 15th Floor
New York, NY 10017

Re: Cartesian Growth Corporation III Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Cartesian Growth Corporation III, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. On December 17, 2025, the Company entered into a business combination agreement (as may be amended from time to time, the “Business Combination Agreement”) with Fenway MS, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Factorial Inc., a Delaware corporation (“Factorial”). In connection with the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), (x) the Company will change its jurisdiction of registration by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and (y) Merger Sub shall merge with and into Factorial (the “Merger”) and as a result of the Merger, the separate existence of Merger Sub shall cease and Factorial shall continue as the surviving company of the Merger.

In connection with the Domestication, the Company will change its jurisdiction of registration by effecting a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with a certificate of incorporation (the “Certificate of Incorporation”), in each case in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). We herein refer to the Company following effectiveness of the Domestication as Factorial Holdings, Inc. (“Factorial Holdings”).

On the effective date of the Domestication, the Company’s currently issued and outstanding Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”) will automatically convert, on a one-for-one basis, into shares of Series A common stock, par value $0.0001 per share, of Factorial Holdings (“Factorial Holdings Series A common stock”) and the Company’s currently issued and outstanding Class B ordinary shares, par value $0.00001 per share, will automatically convert, on a one-for-one basis, into shares of Factorial Holdings Series A common stock. Similarly, all of the Company’s outstanding warrants will become warrants to acquire the corresponding shares of Factorial Holdings Series A common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Domestication.

Following the Domestication, at the consummation of the Merger (the “Merger Effective Time”), (x) each common share and each preferred share of Factorial (each, a “Factorial Share”) issued and outstanding as of immediately prior to the Effective Time (other than such shares (a) held in treasury, (b) held by the founders of Factorial, or (c) over which dissent rights have been exercised) (the “Factorial Non-Founder Shares”) shall be automatically canceled and extinguished and converted into the right to receive a number of shares of Factorial Holdings Series A common stock equal to the exchange ratio set forth in the Business Combination Agreement, and (y) each common share and each preferred share of Factorial held by the Founders of Factorial and issued and outstanding as of immediately prior to the Effective Time (the “Factorial Founder Shares”) shall be automatically canceled and extinguished and converted into the right to receive a number of shares of Series B common stock, par value $0.0001 per share, of Factorial Holdings (“Factorial Holdings Series B common stock”) equal to the exchange ratio set forth in the Business Combination Agreement, each share of Factorial Holdings Series B common stock being convertible into one share of Factorial Holdings Series A common stock.

The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Business Combination Agreement by the Company’s shareholders as well as completion of the Domestication and the Merger, each of which is in turn subject to approval by the Company’s shareholders.

The Registration Statement relates to the registration under the Securities Act of (i) 143,912,243 shares of Factorial Holdings Series A common stock, (ii)  16,200,000 warrants to purchase shares of Factorial Holdings Series A common stock (the “Warrants”) and (iii)  16,200,000 shares of Factorial Holdings Series A common stock issuable upon exercise of Warrants.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.    the Registration Statement;

2.    the Business Combination Agreement;

3.    the form of Certificate of Domestication of the Company;

4.    the form of Certificate of Incorporation of Factorial Holdings;

5.    the form of bylaws of Factorial Holdings; and

6.    the Warrant Agreement, dated as of May 1, 2025, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”).

In addition, we have examined originals or copies of such corporate records of the Company that we have considered appropriate; resolutions of the board of directors of the Company relating to, among other things, the Registration Statement, the Business Combination and the Domestication, certified by the Company; and such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as electronic, certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL. We have further assumed that, before the issuance of the Factorial Holdings Series A common stock, the conditions to consummating the transactions contemplated by the Business Combination Agreement, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL, will have been satisfied or duly waived.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.    Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Business Combination Agreement and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2.    The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the DE Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

3.    Each Class A ordinary share outstanding immediately prior to the effectiveness of the Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders).

4.    Each Factorial Share outstanding immediately prior to the Merger Effective Time was duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Delaware.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.    Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the DE Secretary of State, the Factorial Holdings Series A common stock will have been duly authorized by all necessary corporate action on the part of the Company and, upon the automatic conversion, on a one-for-one basis, of the Class A ordinary shares into Factorial Holdings Series A common stock, the Factorial Holdings Series A common stock will be validly issued, fully paid and non-assessable.

2.    Upon effectiveness of the Domestication, each Warrant will be a valid and binding obligation of Factorial Holdings, enforceable against Factorial Holdings in accordance with its terms, except that the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.    Upon effectiveness of the Domestication, the shares of Factorial Holdings Series A common stock underlying the Warrants will have been duly authorized for issuance and, subject to the full payment of the exercise price therefor, when duly issued and delivered upon exercise of the Warrants in accordance with the terms and conditions set forth in the Registration Statement and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

4.    Upon effectiveness of the Merger, the shares of Factorial Holdings Series A common stock issued upon the cancellation and exchange of Factorial Non-Founder Shares pursuant to the Business Combination Agreement will have been duly authorized by all necessary corporate action on the part of the Company, and will be validly issued, fully paid and non-assessable.

5.    Upon effectiveness of the Merger, the shares of Factorial Holdings Series A common stock issuable upon the conversion of Factorial Holdings Series B common stock issued upon the cancellation and exchange of Factorial Founder Shares will have been duly authorized for issuance and, upon the conversion thereof in accordance with the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP